Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8, pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended, and to the incorporation by reference of our report dated March 3, 2014, relating to the consolidated financial statements of Puma Biotechnology, Inc. and the effectiveness of internal control over financial reporting of Puma Biotechnology, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2013.

San Diego, California	/s/ PKF
June 24, 2014	PKF
Certified Public Accountants
A Professional Corporation